EXHIBIT 3.21

Aug 06, 2021
Liberty Star Minerals
LBSR: OTC Markets
http://www.lbsr.us

FOR IMMEDIATE RELEASE

Liberty Star Announces Approval of Application for OTCQB Listing

TUCSON, AZ–(Aug 06, 2021)–Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCQB: LBSR) is pleased to announce that OTC Markets Group Inc., has accepted and approved the Company’s application to trade as LBSR on the OTCQB Venture Market, designed for developing and entrepreneurial companies in the U.S. and abroad. Trading on the OTCQB will begin August 06, 2021.

To qualify for trading on the OTCQB companies must be current in their financial reporting and undergo an annual verification and management certification process, including meeting a minimum bid price and other financial conditions.

The OTCQB provides investors improved visibility to enhance trading decisions with more compliance and quality standards. The OTCQB is recognized by the Securities & Exchanges Commission as an established public market providing public information for analysis and value of securities.

Brett Gross, Liberty Star’s CEO commented, “Up-listing to the OTCQB brings the Hay Mountain Project including the Red Rock Canyon gold prospect to a much broader range of investors both institutional and retail. We expect enhanced liquidity with the move up and are happy to bring our shareholders the added benefit of real time quotes and detailed trading activity available on the OTCQB website.”

“Brett I. Gross” Brett I. Gross
CEO/President
Liberty Star Minerals

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates the OTCQX® Best Market, the OTCQB® Venture Market and the Pink® Open Market for 11,000 U.S. and global securities. Through OTC Link® ATS and OTC Link ECN, PTC Market Group Inc. connects a diverse network of broker-dealers that provide liquidity and execution services. The company enables investors to easily trade through the broker of their choice and empower companies to improve the quality of information available for investors. To learn more about how OTC Markets Group Inc. creates better informed and more efficient markets, visit www.otcmarkets.com.

Visit lbsr.us for more about Liberty Star Minerals & the Hay Mountain Project, including images, maps and technical reports

Forward Looking Statements Certain information contained in public release may contain “forward-looking statements,” as defined in the U.S. Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements contained herein that are not historical facts are forward-looking statements that involve risks, uncertainties and other factors which are unforeseeable and beyond the Company’s or management’s control, that could cause actual results, developments and business decisions to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements may include but not be limited to the business strategies for the Company, assumptions of management, pending or future transactions, future estimated mineral resources or grades, investments, asset valuations, anticipated permits and approvals and other information that may be based on forecasts of future exploration, operational or financial results or estimates of matters not yet determinable. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance using words or phrases like the following may be forward-looking statements: : “estimate”, “intend”, “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” “may”, “might”, “could”, “would” or similar words or expressions. Important factors that could differ materially from the expectations of the Company and management include, among other things, risks related to unsuccessful exploration results, metals prices, fluctuations in currency prices, international markets, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as changes in the availability of funding for mineral exploration and development and general economic conditions.

Additional information about these factors, risks and uncertainties on which forward-looking statements are based is discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2021, as updated from time to time in Company filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this public release beyond the presentation date or published date, or for changes made to this document by wire services or Internet services. Risk factors for the company are set out in the 10-K and other periodic filings made with the SEC on EDGAR (ref. Liberty Star Uranium & Metals, Corp.).

Regulation S-K 1300 Matters On October 31, 2018, the U.S. Securities and Exchange Commission adopted Subpart 1300 of Regulation S-K (“Regulation SK-1300”) to modernize the property disclosure requirements for mining registrants, and related guidance, under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All registrants are required to comply with Regulation SK-1300 for fiscal years ending after January 1, 2021. Accordingly, the Company must comply with Regulation SK-1300 for its fiscal year ending January 31, 2021. Regulation SK-1300 uses the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”) based classification scheme for mineral resources and mineral reserves, that includes definitions for inferred, indicated, and measured mineral resources. Liberty Star is an “Exploration Stage Issuer” as defined in Subpart 1300. It currently has no exploration results, mineral resources or mineral reserves to report, accordingly, no information, opinions or data included in the website or in any public releases includes any information or disclosures regarding exploration results, mineral resources or mineral reserves as defined in Regulation SK-1300. As a result, the Company is not required, at this time, to obtain or provide a Technical Report Summary as defined in Regulation SK-1300. U.S. Investors are cautioned not to rely upon or assume for any purpose that any part of the mineralized real property of the Company in these categories will ever be converted into inferred, indicated, and measured mineral resources or probable or proven mineral reserves within the meaning of Regulation S-K 1300.

UNLESS OTHERWISE EXPRESSLY STATED ON THE FACE OF ANY SUCH INFORMATION, NOTHING CONTAINED IN THIS PUBLIC RELEASE IS, NOR DOES IT PURPORT TO BE, A TECHNICAL REPORT SUMMARY PREPARED BY A QUALIFIED PERSON PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SUBPART 1300 OF SECURITIES EXCHANGE COMMISSION REGULATION S-K.

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Contact:
Liberty Star Minerals
Tracy Myers, Investor Relations
520-425-1433 – info@lbsr.us

Update # 2106